EXHIBIT INDEX

(11) Opinion and consent of counsel as to the legality of the securities being registered.

(14)     Independent Auditors' Consent.

(17)(e) Annual Report, dated Oct. 30, 2003 for the period ended Aug. 31, 2003, for AXP Variable Portfolio - Capital Resource Fund, AXP Variable Portfolio - Blue Chip Advantage Fund and AXP Portfolio - Stock Fund.